                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-72115


PROSPECTUS
----------



                       APPLIED  VOICE  RECOGNITION,  INC.


                              -------------------

                                4,810,625 SHARES
                                  Common Stock

                              -------------------


     Applied Voice Recognition, Inc. has prepared this prospectus for use by the selling stockholders listed on page 13 of this prospectus to allow them to sell such shares without restriction. The selling stockholders have indicated that sales may be made by the methods described in the section entitled "Plan of Distribution" in this prospectus. We will file a supplemental prospectus if required to do so by applicable securities laws to describe specific sales of shares or to identify any selling stockholders not listed in this prospectus.

     Our common stock trades on the Over-the-Counter Bulletin Board under the symbol "EDOC." On April 20, 1999, the last reported sale price of the common stock was $1.3125 per share.

     We will not receive any portion of the proceeds resulting from the sale of the shares offered by the selling stockholders under this prospectus. In addition, we will pay for certain of the expenses relating to the registration of the shares. However, we may receive up to approximately $1,176,000 if all of the options and warrants held by the selling stockholders are exercised in full. See "Plan of Distribution" and "Selling Stockholders."

     Our principal executive offices are located at 4615 Post Oak Place, Suite 111, Houston, Texas 77027, and our telephone number is (713) 621-5678.


                            ----------------------

        YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" ON PAGES 3-12
           OF THIS PROSPECTUS BEFORE DECIDING TO BUY OUR SECURITIES.

                            ----------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved of the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is April 21, 1999.
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                               TABLE OF CONTENTS

                                                                            PAGE
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Where You Can Find More Information.........................................  2
Risk Factors................................................................  3
About Us.................................................................... 12
Use of Proceeds............................................................. 12
Selling Stockholders........................................................ 13
Plan of Distribution........................................................ 15
Legal Matters............................................................... 15
Experts..................................................................... 15



                      WHERE YOU CAN FIND MORE INFORMATION



     We have filed a registration statement on Form S-3 with the SEC to register the securities offered hereby. This prospectus does not contain all of the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement for further information about us and the securities the selling stockholders are offering. Statements made in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of those contracts or other documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.


     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement, are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

     SEC rules allow us to include some of the information required to be in the registration statement by incorporating that information by reference to other documents we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 until all of the securities covered by this prospectus are sold:


     . Annual Report on Form 10-KSB for the year ended December 31, 1997, as amended;



     . Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998, as amended;



     . Current Reports on Form 8-K as filed on January 20, and May 19, 1998, as amended; and



     . The description of our common stock contained in the Form 8-A effective January 9, 1998 (Commission File No. 000-23607), including any amendments or reports filed to update the description.


     You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address:


                    Applied Voice Recognition, Inc.
                    4615 Post Oak Place, Suite 111
                    Houston, Texas 77027
                    Attention: Chief Financial Officer
                    (telephone (713) 621-5678)

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

                                  RISK FACTORS


     You should carefully consider the following risk factors and other information set forth in this prospectus before deciding to buy our securities.

SUFFICIENCY OF FUNDS

We will be required to raise additional capital in order to continue our growth strategy.

We expect to continue to incur significant losses on a quarterly and annual basis in the near future on limited sales of our products and services. In addition, we may not be successful in increasing sales of our products and services for the long term, or be able to achieve profitability. Further, we have had working capital deficits in the past. Our long-term capital requirements will depend on many factors, including, cash flow from operations, working capital requirements, product development expenses and capital expenditures. As a result, we will be required to raise substantial additional capital during 1999 in order to fund our current operations. We will also require substantial additional capital in order to implement our acquisition and growth strategy. Historically, we have relied upon the sale of equity securities and short-term loans as our primary sources of funding to finance operations and acquisitions. To the extent that existing resources are insufficient to fund our operations and acquisition activities in the short- or long-term, we will need to raise additional funds through public or private financings. We may not be able to raise additional financing on terms favorable to us or to our stockholders without substantial dilution of their ownership and rights. If we are unable to raise sufficient funds to satisfy either short- or long-term requirements, there would be substantial doubt as to our ability to continue as a going concern and we may be required to significantly curtail our operations, significantly alter our acquisition and growth strategy, forego market opportunities or obtain funds through arrangements with strategic partners or others that may require us to relinquish material rights to certain of our technologies or potential markets.

LIMITED HISTORY OF BUSINESS OPERATIONS; ANTICIPATION OF CONTINUED LOSSES

Due to its limited nature, you should not rely on our operating history as an indicator of our future performance.

We have incurred significant net losses since our inception and expect to continue to incur significant losses on a quarterly and annual basis in the future. For the year ended December 31, 1999, we recorded a net loss of $8,320,519, or $.68 per share, on net sales of $717,000. As of December 31, 1999, our accumulated deficit was $14,850,417. We have achieved only limited revenues to date, and our ability to generate significant revenues is subject to substantial uncertainty. Our limited operating history makes the prediction of future results of operations difficult or impossible, and we may not be able to sustain revenue growth or achieve profitability. Prior to January 1998, our marketing and development efforts were focused on the creation and sale of voice recognition word processing products intended for the general office market. In January 1998, we began to focus on the medical transcription needs of the healthcare industry. During this time, we redesigned our principal product to focus on this new market, worked to develop an integrated, internet-based complete medical transcription solution, and acquired traditional medical transcription companies in the Dallas, Texas; New York, New York; Manila, Phillippines; and Denver, Colorado areas. However, we have achieved limited revenues to date from sales of our medical transcription voice recognition software and the performance of traditional medical transcription services. Accordingly, we have a limited operating history upon which you can base an evaluation of us and our current prospects. You must consider us and our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as the electronic medical transcription market. To address these risks, we must respond to competitive developments, continue to attract, retain and motivate qualified persons, successfully implement our advertising program, continue to upgrade our technologies, commercialize products and services incorporating such technologies, and successfully implement our strategic business and acquisition plan to penetrate the healthcare transcription market. We may not be successful in addressing such risks.

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RISKS ASSOCIATED WITH A DEVELOPING MARKET AND THE ACCEPTANCE OF OUR PRODUCTS AND
SERVICES

Growth in the use of the Internet and automated speech recognition technology in the healthcare transcription industry is an important factor in our business plan.

The medical transcription market is well established; however, the use of the Internet and automated speech recognition ("ASR") in the healthcare transcription industry, and the Internet and ASR markets in general, have only recently begun to develop and are characterized by rapidly changing technology, evolving industry standards and customer demands, and frequent new product introductions and enhancements. The healthcare transcription-related Internet and ASR markets are highly dependent upon the increased use of the Internet and speech recognition technology by healthcare professionals and continued price and performance improvements in personal computers. Our future operating results will depend upon the emergence of the Internet and ASR technology in the healthcare transcription market, our ability to develop and improve our technology and the successful implementation of our marketing plan. However, the healthcare transcription-related Internet and ASR markets may not develop or we may not achieve market acceptance of our products and services or execute our business plan successfully. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. The industry is young and has few proven products. If widespread use of the Internet and ASR technology does not develop in the healthcare transcription industry, our business, results of operations and financial condition will be materially adversely affected. Because the market for our products and services is new and evolving, it is difficult to predict the size of this market and growth rate, if any. The market for our products and services may not develop or the demand for our products or services may not emerge or become sustainable. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if our products and services do not achieve or sustain market acceptance, our business, results of operations and financial condition will be materially adversely affected.

DEPENDENCE ON PRINCIPAL PRODUCTS AND SERVICES

Our future results depend primarily upon the successful introduction of our newest product for the healthcare transcription market and the efficient integration and operation of the newly acquired transcription operations.

We primarily derive our revenue from (i) the sale of licenses of our healthcare dictation voice recognition software applications, the VOICECOMMANDER(TM) line of products, and training and maintenance services associated with the installation and on-going use of the software, and (ii) the sale of traditional and ASR transcription services. In addition, we recognize some revenue from the sale of computer hardware that is bundled with our software application at the customer's request. Our current product, VOICECOMMANDER(TM) 99 ("VC99") for the healthcare transcription market, enables healthcare professionals to automatically transcribe patient notes and records through the use of a hand-held digital recorder and specially-equipped PC. In addition, healthcare professionals can automatically send their encrypted dictation of the Internet to our transcription processing centers to be transcribed, re-encrypted and returned over the Internet in as little as 24 hours. VC99 is intended to provide a completely mobile dictation solution designed to improve the quality and reduce the costs of healthcare transcription needs through the use of voice recognition, hand-held digital recording technology, and Internet driven technologies. To date, we have had limited revenues from sales of our VOICECOMMANDER(TM) line of products and have only derived revenue from the sale of traditional transcription services since the acquisition of our first transcription services company in March 1998. However, we expect that in the foreseeable future we will derive substantially all of our revenues from fees generated by traditional transcription services, and from the sale of VC99, our newest Internet-based ASR product for the healthcare transcription market. Our future financial performance will depend in significant part on our ability to develop and introduce VC99, which was released in February 1999. However, we may not be successful in developing this or other products or services in a manner which meets with market acceptance. In addition, new product releases by us, whether improved versions of our current Internet-based ASR products or introductions of other new products, may contain undetected errors that require significant design modifications, resulting in a loss of customer confidence and adversely affecting the use of our product(s) and services. Our future success will depend in significant part on our ability to develop new product releases and to continually improve the performance, features and reliability of our current Internet-based ASR products in response to both evolving demands of the healthcare transcription marketplace and

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competitive product offerings, and we may not be successful in doing so. In addition to our revenues from sales of our products, we receive revenue from sales of traditional transcription services. As a result, any factors adversely affecting the traditional transcription market, such as increased price competition or the introduction of technologically superior products and services, could have a material adverse effect on us.

RISKS ASSOCIATED WITH OUR ACQUISITION STRATEGY

Acquisition strategies present risks that could materially affect our business and financial performance.

One element of our growth strategy is to acquire traditional healthcare transcription companies in major US and overseas markets. Our acquisition strategy presents risks that, singly or in any combination, could materially adversely affect our business and financial performance. These risks include the following:

  . risks inherent in assessing the value, strengths, weaknesses, integratability, contingent or other liabilities and potential profitability of the acquisition candidates;

  . the possibility of an adverse effect on our existing operations from the diversion of management attention and resources to acquisitions;

  . the possible loss of acquired customers and key personnel, including sales representatives and transcriptionists; and

  . the risk we may assume or acquire significant liabilities that we fail or are unable to discover in connection with any acquisition.

The success of our acquisition strategy will depend on the extent to which acquisition candidates continue to be available and whether we are able to acquire, successfully integrate and profitably manage additional transcription businesses. Since our first transcription company acquisition in March 1998, we have acquired six additional transcription companies. In addition, we have identified certain possible acquisition candidates, but do not currently have the financing in place to complete all of these acquisitions, and the timing, size and success of our acquisition efforts and the associated capital commitments cannot be readily predicted. Accordingly, our acquisition strategy may not succeed.

MANAGEMENT OF GROWTH; NEED TO ESTABLISH INFRASTRUCTURE; ADDITIONAL PERSONNEL

Our success will depend on our ability to effectively manage our growth and attract and retain additional personnel.

The rapid execution necessary for us to successfully offer our products and services and implement our business plan and acquisition strategy in a rapidly evolving market requires an effective planning and management process. Our rapid growth places a significant strain on our managerial, operational and financial resources. In order to manage our growth, we must:

  .  implement and improve our operational and financial systems;

  . integrate the operational and financial systems of the acquired transcription operations into existing systems;

  .  expand, train and manage our employee base; and

  . hire additional technical support personnel in order to convert healthcare professionals from traditional to Internet and ASR related transcription methods.

There can be no assurance that we have made adequate allowances for the costs and risks associated with this expansion, that our systems, procedures or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to successfully offer our products and services and implement our business plan and acquisition strategies simultaneously. Our future operating results will also depend on our ability to expand our sales and expand our support organization commensurate with the growth of our business. Any failure by our management to effectively anticipate, implement and manage the changes required to sustain our growth could have a material adverse effect on our business, results of operations and financial condition. We may not be able to effectively manage such change.

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

RAPID TECHNOLOGICAL CHANGE

We must respond quickly to technological developments and evolving industry standards in order to remain competitive.

The healthcare information services industry is characterized by rapid technological change, evolving customer needs and emerging technical standards. While we believe that utilizing Internet-based ASR technology can significantly enhance the rendering of transcription services in the healthcare information services industry, the introduction of competing services or products incorporating new technologies, and the emergence of new technical standards could render some or all of our services as unmarketable. We believe that our future success is dependent in part on our ability to enhance our current services and develop new services that keep pace with technological developments and emerging technical standards, and that address the increasingly sophisticated needs of our customers. We may not be successful in developing and marketing enhancements to our existing services or new services that respond to technological developments, emerging technical standards, or evolving customer needs, on a timely basis or at all, and such enhancements or new services, if developed and introduced, may not achieve market acceptance. The failure to develop and introduce service enhancements and new services in a timely and cost-effective manner in response to changing technologies or customer requirements, would have a material adverse effect on our business, financial condition and results of operations.

RISKS ASSOCIATED WITH OUR DEPENDENCE ON THIRD-PARTY PROPRIETARY RIGHTS

All of our software products currently utilize IBM speech recognition software engines. The loss of this relationship would force us to redesign our products to use alternative technology.

All of our current products utilize third-party speech recognition software engines. There are currently four major speech recognition software engine manufacturers: Lernout & Hauspie Speech Products USA, Inc. ("L&H"), International Business Machines Corp. ("IBM"), Philips Electronics N.V. ("Philips"), and Dragon Systems, Inc ("Dragon"). We currently have a non-exclusive OEM Distribution Agreement with IBM that entitles us to embed and utilize IBM's ViaVoice(TM) technology in our products. For each unit of our product that we license (sell), we must pay a license fee to IBM. IBM may not continue to manufacture and support ViaVoice(TM) or our arrangement with IBM may be terminated. The agreement with IBM may be terminated by IBM at any time for acts or omissions that are considered to be so serious as to warrant termination. Although we have previously purchased 10,000 licenses of ViaVoice(TM) from IBM, which can serve the needs of 40,000 customers, we may need to buy additional licenses from IBM. We believe that if IBM discontinued or was unable to manufacture or support ViaVoice(TM) or terminated our agreement with us that, with adequate time, we could develop our products to utilize speech technology from other companies. In December 1998, we entered into an OEM/VAR agreement with L&H. Pursuant to the agreement with L&H, we agreed to use L&H speech products, subject to L&H developing a speech recognition software engine of equal or superior features as IBM's ViaVoice(TM), during the term of the agreement. If we are unable to utilize the IBM or L&H technology and are unable to develop products capable of utilizing alternative technology, our business, results of operations and financial condition would be materially adversely affected.

COMPETITION

We are in an extremely competitive industry that is dominated by several companies which have significantly greater financial, technical, and marketing resources than we have.

Healthcare Transcription Services Market. The transcription services industry remains highly fragmented and primarily consists of small, local or regional companies. As a result, we compete with a large number of third-party transcription companies that offer services similar to ours and that target the same customers and qualified transcriptionists. In addition, there are several large national transcription service providers: Medquist, Inc. (which recently acquired MRC Group, Inc., another large transcription service provider), Transcend Services, Inc., Harris Corp. and Rodeer Systems, Inc. These competitors have significantly greater resources than us. We believe that our ability to compete depends upon many factors within and outside of our control, including the timing and market acceptance of our new Internet-based ASR related transcription services and other service enhancements developed by us and our competitors, service quality, performance, price, reliability, customer service and support and ability to attract qualified transcriptionists. In addition, the potential exists for large companies that do not currently provide transcription services, but which currently provide other services to the healthcare industry, to enter the transcription services field. For example, IDX Systems Corporation ("IDX") recently announced the acquisition of EDIX Transcription, one of our larger competitors. IDX is a provider of health care information services and stated that it

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acquired EDIX because of perceived synergies of the medical transcription business (data input) and health information management businesses and is an example of an existing company that could and has become a competitor. Such potential competitors could have substantially greater financial, technical and marketing resources than us. As a result, such potential competitors, if they were to enter the transcription business, could be able to respond more quickly to evolving technological developments, changing customer needs or emerging technical standards or to devote greater resources to the development, promotion or sale of their services. Our services also compete with the in-house transcription staffs of our potential customers. While we believe that our growth and earnings will benefit from the outsourcing by healthcare providers of non-patient care functions, including transcription services, the current trend could change direction and cause healthcare providers to bring all or some of those services in-house. In addition, competition may increase due to consolidation of transcription companies. Increased competition may result in price reductions for our services, reduced operating margins and an inability to increase our market share, any of which would have a material adverse effect on our business, financial condition and results of operations. We may not be able to compete successfully against current or future competitors, and competitive pressures may have a material adverse effect on our business, financial condition and results of operations.

Healthcare Related ASR Products Market. The market for healthcare related ASR products and services is also highly competitive. There are no substantial barriers to entry, and we expect that competition will continue to intensify. Although we believe that the healthcare related ASR technology market will provide opportunities for more than one supplier of products and services similar to ours, it is possible that a single supplier may ultimately dominate this market. We believe that the principal competitive factors in this market are name recognition, performance, ease of use, variety of value-added services, functionality and features and quality of support. A number of companies offer competitive products addressing our target markets. The primary competitors of our products and services are IBM, L&H, Philips and Dragon. In the future, we may encounter additional competition from new input/control devices as yet undeveloped. Many of our existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical and marketing resources than us. Competition from licensees of our products and technology may also adversely affect us. Our competitors may develop healthcare related ASR products and services that are superior to ours or that may achieve greater market acceptance than our offerings. Moreover, a number of our current customers have established relationships with certain of our competitors and future customers may establish similar relationships. We may not be able to compete successfully against our current or future competitors or competitive pressures may have a material adverse effect on our business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

Our success is heavily dependent upon our retention of certain of our key officers.

Our performance is substantially dependent on the performance of our executive officers and key employees all of whom have worked together for a relatively short period of time. In particular, the services of Timothy J. Connolly, H. Russell Douglas and Robin P. Ritchie would be difficult to replace. We have entered into employment agreements with Messrs. Connolly, Douglas and Ritchie. In addition, we have a $1,000,000 key person life insurance policy on the life of Mr. Connolly. However, $1,000,000 may not be sufficient to compensate us for the loss of Mr. Connolly's services, and we do not have such policies in place on any of our other employees. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, results of operations or financial condition. We are heavily dependent upon our ability to attract, retain and motivate skilled technical and managerial personnel. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense, and we may not be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. The inability to attract, hire or

                                       7
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retain the necessary technical and managerial personnel could have a material adverse effect upon our business, results of operations or financial condition.

ABILITY TO ATTRACT QUALIFIED TRANSCRIPTIONISTS

Competition for qualified transcriptionists is intense.

Our success is also dependent, in part, upon our ability to attract and retain qualified transcriptionists, who can provide the accuracy and turnaround time required by our customers. Competition for transcriptionists is intense. We may not be successful in attracting and retaining the personnel necessary to conduct our business successfully. In addition, our inability to attract, hire, assimilate and retain such personnel could have a material adverse effect upon our business, financial condition and results of operations. In order to reduce this risk, we purchased a transcription facility in Manila, Phillippines, to provide an additional source of qualified transcriptionists. However, we may ultimately prove unable to attract sufficient qualified transcriptionists to operate this or others of our facilities.

UNCERTAINTY REGARDING GOVERNMENT HEALTHCARE REFORM AND REGULATION

Our business may be adversely affected by future changes in governmental regulations relating to the healthcare industry.

The healthcare industry is subject to changing political, economic and regulatory influences that may affect the outsourcing arrangements of healthcare providers. Several states and the United States federal government are investigating a variety of alternatives to reform the healthcare delivery system and further reduce and control healthcare spending. These reform efforts include proposals to limit spending on healthcare items and services, limit coverage for new technology, limit or control directly the prices healthcare providers and drug and device manufacturers may charge for their services and products, and otherwise change the environment in which providers operate. The scope and timing of such reforms cannot be predicted at this time, but if adopted and implemented, they could have a material adverse effect on our business. Healthcare providers may react to these proposals and the uncertainty surrounding such proposals by curtailing outsourcing arrangements or deferring decisions regarding the use of outsourced services. In response to this environment, many healthcare providers are consolidating to create larger healthcare delivery organizations. This consolidation reduces the number of potential customers for our products and services, and increases the bargaining power of these organizations, which could lead to reductions in the amount we are able to charge for our products and services. The impact of these developments in the healthcare industry is difficult to predict and could have a material adverse effect on our business, operating results and financial condition.

In providing our services, we are subject to certain statutory, regulatory and common law requirements regarding the confidentiality of such medical information. We require our personnel to agree to keep all medical information confidential and monitor compliance with applicable confidentiality requirements. However, the failure to comply with such confidentiality requirements could have a material adverse effect on our business, operating results and financial condition.

INTELLECTUAL PROPERTY AND PROPERTY RIGHTS

Our success is heavily dependent upon a combination of proprietary software technology and hardware purchased and licensed from third parties. Our current protections may not be sufficient to protect these technologies.

We currently have only one issued patent and three patent applications pending, and rely on a combination of trade secret, copyright and trademark laws, non-disclosure agreements and contractual provisions to protect our proprietary rights in our software and technology. However, these protections may not prevent misappropriation of this technology. Moreover, third parties could independently develop competing technologies that are substantially equivalent or superior to our technologies. Although we believe that our services and products and the proprietary rights developed or licensed by it do not infringe patents and proprietary rights of other parties, those parties may assert infringement claims, regardless of merit, against us in the future. In addition, we have applied for several federal service mark and trademark registrations for certain of the marks we use, and have been granted U.S. Trademarks for various marks, including Applied Voice Recognition and "VOICE-COMMANDER(TM)." There can be no assurance that any further trademark registrations will be issued or, if issued, will provide us with adequate protection against competitors.

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Any patent applications now pending or filed in the future may not result in patents being issued or, if patents are issued, the claims allowed may not be sufficiently broad to protect what we believe to be our proprietary rights. In addition, pending applications or any patents licensed to us or issued or licensed to us in the future may not afford any competitive advantages to us or may be challenged by third parties or circumvented or designed around by others. The cost of litigation to uphold the validity and prevent infringement of patents and to enforce licensing rights can be substantial. Furthermore, others may independently develop similar technologies or duplicate the technology owned by or licensed to us or design around the patented aspects of such technology. Our services and products may or may not infringe patents or other rights owned by others, licenses for which may not be available to us.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

Various market and economic factors may cause our future quarterly operating results to vary.

Because of our limited operating history, we do not have historical financial data for any significant period of time on which to base planned operating expenses. Our expense levels are based in part on our expectations as to future revenues and, to a large extent, are fixed. Quarterly sales and operating results are generally difficult to forecast. We may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in relation to our expectations would have an immediate adverse impact on our business, results of operations and financial condition. In addition, we plan to pursue additional strategic acquisitions in the healthcare transcription industry and to significantly increase our operating expenses to fund greater levels of research and development, increase our sales and marketing operations, broaden our customer support capabilities and establish brand identity and strategic alliances. To the extent that such expenses precede or are not subsequently followed by increased revenues, our business, results of operations and financial condition will be materially adversely affected.

Our operating results may fluctuate significantly in the future because of a variety of factors, some of which are beyond our control. These factors include general economic conditions, specific economic conditions in the ASR industry in general and the healthcare transcription related ASR industry specifically, usage of healthcare transcription related and Internet-based ASR technology, seasonal trends in sales, capital expenditures and other costs relating to the expansion of operations, the introduction of new products or services by us or our competitors, the mix of the services sold and the channels through which those services are sold and pricing changes. As a strategic response to a changing competitive environment, we may elect from time to time to make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on our business, results of operations and financial condition. We believe that period to period comparisons of our operating results are not meaningful and should not be relied upon for an indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarter, our operating results may be below the expectations of public market analysts and investors. In such event, the price of our common stock would likely be materially adversely affected.

CONCENTRATION OF STOCK OWNERSHIP

Our insiders beneficially own a majority of our common stock.

Our officers, directors and holders of more than 5% of our outstanding voting securities beneficially own or have voting control over a total of 15,035,913 shares, which if all were issued today, would represent approximately 68.8% of the total outstanding common stock. Accordingly, these stockholders will have substantial influence over our policies and management, and if these stockholders act as a group, they will be able to elect substantially all of our directors, to dissolve, merge, or sell our assets. In addition pursuant to their certificates of designation and other agreements, certain of our common and preferred stockholders have the right to designate members of the Board of Directors, as follows:

  . VOICE TECHNOLOGIES PARTNERS, LTD. -- Pursuant to a voting agreement we entered into with Voice Technologies Partners, Ltd. ("VTP") and L&H, those parties have agreed to vote all of their shares for three members of the Board of Directors to be

  . nominated by VTP. The voting agreement will expire upon the earliest to occur of (i) December 31, 2003, (ii) the redemption or conversion of all of the shares of Series D Preferred Stock, (iii) the sale of Applied Voice Recognition, Inc., or (iv) the termination of our employment of Timothy J. Connolly.

  . SERIES A PREFERRED STOCK -- For so long as Entrepreneurial Investors, Ltd. ("EIL") owns at least 156,250 shares of the Series A Preferred Stock, we have agreed to use our best efforts to have one member of the Board of Directors be chosen by Equity Services, Ltd. ("ESL"). EIL currently holds 186,000 shares of the Series A Preferred Stock.

  . SERIES C PREFERRED STOCK -- For so long as the current holders of the Series C Preferred Stock hold at least 77,263 shares of the Series C Preferred Stock, we have agreed to use our best efforts to have one member of the Board of Directors be chosen by ESL. The holders of the Series C Preferred Stock currently hold 153,538 shares of the Series C Preferred Stock.

  . SERIES D PREFERRED STOCK -- In addition, L&H, as the current holder of our Series D Preferred Stock, has the right to nominate two members to the Board of Directors, who will also serve as two of the four members of the Executive Committee of the Board of Directors.

As a result of such director designation rights, ESL nominated Mr. Daniel S. Dornier to our Board of Directors in July 1998, and L&H nominated Messrs. Jo Lernout and Thomas Denys in February 1999, all of whom have been appointed to the Board of Directors. VTP has not yet nominated its three directors.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

The market price of our common stock could be adversely affected by sales of restricted and other securities.

As of April 20, 1999, there were approximately 16,089,491 shares of our common stock issued and outstanding. Approximately 3,000,000 shares of common stock are issuable upon exercise of employee and director stock options under our 1997 Incentive Plan and will become eligible for sale in the public markets at prescribed times in the future. Our issuance of such 3,000,000 shares is registered on a Form S-8 Registration Statement. As of April 20, 1999, other outstanding options were exercisable to purchase approximately 435,000 shares of common stock. We also have outstanding warrants which are exercisable into an aggregate of 3,442,946 shares of common stock. In addition, our series of preferred stock are convertible into additional shares of our common stock. The following table illustrates the maximum number of shares of common stock issuable upon the conversion of our outstanding preferred stock:

                                PREFERRED STOCK
-------------------------------------------------------------------------------------
                                                    ISSUED AND      CONVERTIBLE INTO
CLASS OF PREFERRED                AUTHORIZED       OUTSTANDING     COMMON STOCK (MAX.)
-------------------------------------------------------------------------------------
Series A Preferred Stock             312,500          186,000            1,004,400
Series B Preferred Stock               3,000            2,285            3,046,667
Series C Preferred Stock             231,788          153,538            1,535,380
Series D Preferred Stock               5,000            3,000            2,000,000

In addition to the shares of preferred stock listed in the table above, we are obligated to issue a total of 684 shares of Series 1 Preferred Stock and 1,500 shares of Series 2 Preferred Stock as consideration in certain of our recent acquisitions. These shares of Series 1 Preferred Stock will be issued on December 31, 1999, and the shares of Series 2 Preferred Stock will be issued in three equal installments, beginning on December 31, 1999. The shares of Series 1 and 2 Preferred Stock will be convertible into an estimated maximum of 684,000 (based upon an average stock price of $1.00) and 150,000 shares, respectively.

In addition to the shares of common stock registered for resale by the selling stockholders herein, we have registered 5,551,895 shares of common stock for resale by certain other selling stockholders. The issuance and sale of a significant number of shares of common stock upon the exercise of stock options and warrants, the conversion of our outstanding preferred stock, or the sales of a substantial number of shares of common stock pursuant to Rule 144 or otherwise, could adversely affect the market price of the common stock.

CERTAIN ANTI-TAKEOVER PROVISIONS AFFECTING STOCKHOLDERS

Our Board of Directors may authorize the issuance of preferred stock without stockholder approval.

Our Certificate of Incorporation and Bylaws contain provisions that might diminish the likelihood that a potential acquiror would make an offer for the common stock, impede a transaction favorable to the interest of the stockholders or increase the difficulty of removing incumbent Board of Directors or management. Currently, our Board of Directors has the authority, without further stockholder approval, to issue up to 2,000,000 shares of preferred stock in one or more series and to determine the price, rights, preferences and privileges of those shares. We currently have six series of preferred stock designated as more fully described in the table contained in the previous risk factor. See "Shares Eligible for Future Sale; Registration Rights." The rights of our common stockholders will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that is currently issued or may be issued in the future. The issuance of additional shares of preferred stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We anticipate issuing additional shares of preferred stock through one or more private placements during 1999, including the issuance of preferred stock in connection with our acquisition strategy. In addition, certain provisions of our Certificate of Incorporation, including provisions that provide for the Board of Directors to be divided into three classes to serve for staggered three-year terms, may have the effect of delaying or preventing a change of control, which could adversely affect the market price of our common stock

LIMITED MARKET FOR SECURITIES; LACK OF LIQUIDITY

The current public market for our common stock is limited and highly volatile.

The shares of common stock offered hereby are traded on the Over-the-Counter Bulletin Board ("OTCBB"). Trading activity in our common stock should be considered sporadic, illiquid and highly volatile, and an active trading market for our common stock may not exist in the future. Even if a market for the common stock offered by this prospectus continues to exist, investors may not be able to resell their common stock at or above the purchase price for which such investors purchased such shares. In addition, the SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price (as defined in such regulations) of less than $5.00 per share, subject to certain exceptions. If the common stock meets the definition of a penny stock, it will be subjected to these regulations which impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 and individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 (individually) or $300,000 (jointly with their spouse)). These regulations are currently not applicable to trading in our common stock, however, if they become applicable, these regulations could affect a holder's ability to sell any of the shares offered by this prospectus.

DIVIDENDS

We do not intend to pay cash dividends on our common stock in the near future and are required to pay dividends on our outstanding series of preferred stock.

Our proposed operations may not result in sufficient revenues to enable us to operate at a profitable level. We have not paid any dividends on our common stock to date, and have no plans to pay any dividends on our common stock for the foreseeable future. Our Series A and C Preferred Stock accrue a dividend of 4% per year, payable in shares of our common stock based on a share price equal to the average closing price of our common stock for the 30 days prior to the particular dividend date. Our Series B Preferred Stock accrues a dividend of 5% per year, payable in cash or shares of our common stock based on a share price equal to 78% of the 5 day average closing bid price of our common stock upon the date of each conversion. Our Series D Preferred Stock accrues a dividend of 10% per year, payable in shares of our common stock based on a share price equal to the average closing price of our common stock for the quarter ended on the particular dividend date. Our Series 1 and 2 Preferred Stock, when issued, will accrue an 8% dividend payable in cash or in shares of common stock based upon the greater of $1.00 or the average closing price of our common stock for the 30 days prior to the particular dividend date. Dividends on all of our shares of preferred stock are cumulative. In addition, we anticipate that any preferred stock issued in the future will also include dividend rights, including any issued in connection with our strategy of acquiring healthcare transcription companies.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

Certain statements in this prospectus are based upon our management's beliefs and expectations and may not be correct.

This Prospectus contains certain statements that are "Forward Looking Statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Those statements include, among other things, the discussions of our business strategy and expectations concerning market position, future operations, margins, profitability, liquidity and capital resources. Forward Looking Statements are included in this section under "Limited History of Business Operations; Anticipation of Continued Losses," "Sufficiency of Funds," "Risks Associated with a Developing Market and the Acceptance of our Products and Services," "Dependence on Principal Products and Services," "Risks Associated with our Acquisition Strategy," "Management of Growth; Need to Establish Infrastructure; Additional Personnel," "Rapid Technological Change," "Risks Associated with Our Dependence on Third-Party Proprietary Rights," "Competition," "Dependence on Key Personnel," "Ability to Attract Qualified Transcriptionists," "Uncertainty Regarding Government Healthcare Reform and Regulation," "Intellectual Property and Property Rights," "Potential Fluctuations in Quarterly Results," "Concentration of Stock Ownership," "Shares Eligible for Future Sale; Registration Rights," "Certain Anti-Takeover Provisions Affecting Stockholders," "Limited Market for Securities; Lack of Liquidity" and "Dividends." Although we believe that the expectations reflected in Forward Looking Statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, expenses, earnings, levels of capital expenditures, liquidity or indebtedness or other aspects of operating results or financial position. All phases of our operations are subject to a number of uncertainties, risks and other influences, many of which are outside our control and any one of which, or any combination of which, could materially affect the results of our operations and whether the Forward Looking Statements made by us ultimately prove to be accurate. Important factors that could cause actual results to differ materially from our expectations are disclosed in this "Risk Factors" section of this prospectus.


                                    ABOUT US

     We develop, market and support original, Internet-based applications for automated speech recognition systems designed to meet the medical transcription needs of the healthcare industry by enabling healthcare professionals to automatically transcribe patient notes and records through the use of hand-held digital recorders and specially-equipped PCS. In addition, we provide traditional and ASR transcription services to healthcare professionals. Our principal executive offices are located at 4615 Post Oak Place, Suite 111, Houston, Texas 77027, and our telephone number is (713) 621-5678.


                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock offered by the selling stockholders. However, we may receive up to approximately $1,176,000 if all of the options and warrants held by the selling stockholders are exercised for cash.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information concerning each of the selling stockholder. Assuming that the selling stockholders offer all of their shares of common stock, the selling stockholders will not have any beneficial ownership. The shares are being registered to permit the selling stockholders and certain of their respective pledgees, donees, transferors or other successors in interest to offer the shares for resale from time to time. See "Plan of Distribution."

                                                  NUMBER OF SHARES                          NUMBER OF
                                                  OWNED AND TO BE        NUMBER OF            SHARES            PERCENTAGE OF
                                                   OWNED PRIOR TO      SHARES BEING        OWNED AFTER          SHARES OWNED
             SELLING STOCKHOLDERS                 OFFERING (1)(2)       OFFERED (2)        OFFERING (3)        AFTER OFFERING
------------------------------------------------------------------------------------------------------------------------------
Entrepreneurial Investors, Ltd. ("EIL") (4)            1,752,871          1,687,500              92,861              *
Equity Services, Ltd. ("ESL") (5)                        601,955            358,125             334,914            1.74%
Dominion Capital Fund, Ltd. (6)                          827,795            833,333             515,462            2.65%
Sovereign Partners, LP (6)                               827,795          1,666,667             975,683            4.90%
Princeton Research, Inc.                                 115,000            115,000                   0              *
Continental Capital & Equity Corporation                 150,000            150,000                   0              *

*    Less than 1%.

None of the selling stockholders has, or within the past three years had, any position, office, or other material relationship with us or any of our predecessors and affiliates.

(1) The selling stockholders have sole voting and sole investment power with respect to all shares owned.

(2) Ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The actual number of shares beneficially owned and offered for sale hereunder is subject to adjustment and could be materially less or more than the estimated account indicated depending upon factors which we cannot predict at this time.

(3) Assumes the sale of all shares offered hereby to persons who are not affiliates of the selling stockholders.

(4) As of April 20, 1999, EIL owned approximately 658,500 shares of common stock which it received upon conversion of a total of 126,500 shares of Series A Preferred Stock at various times prior to that date. In addition, EIL still holds 186,000 shares of Series A Preferred Stock which is convertible into 1,004,400 shares of common stock using the current conversion rate of 5.40 shares of common stock for each share of Series A Preferred Stock, subject to adjustment. In addition to the shares offered hereby, the shares listed as beneficially owned by EIL which will be held after the offering include a total of 92,861 shares of common stock which EIL has earned as dividends on the Series
       A Preferred Stock.  In connection therewith, we have registered
       121,234 shares of common stock to be issued as dividends on the Series
       A Preferred Stock pursuant to a subsequent registration statement
       (Reg. No. 333-72115, the "1999 S-3") which represent the estimated maximum number of shares of common stock which would be issuable as dividends on the Series A Preferred Stock over the period the Series A Preferred Stock remains outstanding using an assumed $1.00 average share price for the common stock over the period including the shares of common stock issued as dividends through the date of this prospectus. The 4% dividends on the Series A Preferred Stock are payable at a rate $.32 per annum per share on a quarterly basis on the first day of each of January, April, July and October in common stock. When paying dividends in common stock, the number of shares of common stock shall be based upon the 30 day average closing price prior to the dividend date of the common stock. Through April 1, 1999, EIL had earned dividends totaling 102,319 shares of common stock and has been issued 70,217 of these shares. During the period between April 1, 1999 and June 21, 1999 (approximately 60 days after the date of this Prospectus), EIL will accrue approximately 9,609 additional shares of common stock as dividends, calculated by using an estimated stock average stock price of $1.25 per share over that period. For so long as EIL owns at least 156,250 shares of Series A Preferred Stock, we have agreed to use our best efforts to have one member of the Board of Directors be chosen by ESL. See the "Risk Factor" entitled "Concentration of Stock Ownership."

(5) Represents (i) 89,375 shares of common stock, (ii) a three-year option to purchase 168,750 shares of common stock at an exercise price of $1.78 per share, and (iii) a two-year warrant to purchase 100,000 shares of common stock at an exercise price equal to 75% of the average closing sale price of the common stock during the five trading days immediately prior to the date of exercise (approximately $1.00 per share as of April 21, 1999), all of which were issued in conjunction with the Series A Preferred Stock private placement which took place in July and August 1997. As of April 21, 1999, ESL had sold all of its original 89,375 shares of common stock. In addition to the shares of common stock listed as beneficially owned in the table above by ESL, ESL beneficially owns: (i) 110,380 shares issuable upon the conversion of 11,038 shares of Series C Preferred Stock, (ii) an option to purchase 220,750 shares of common stock at an exercise price of $1.50 per share issued in connection with the Series C Preferred Stock private placement, and (iii) 3,784 shares issuable at our option as dividends on the Series C Preferred Stock, all of which have been registered pursuant to the 1999 S-3. These additional shares of common stock are listed as beneficially held after the offering. For so long as EIL owns at least 156,250 shares of the Series A Preferred Stock, we have agreed to use our best efforts to have one member of the Board of Directors be chosen by ESL. In addition, for so long as the holders of our Series C Preferred Stock hold at least 77,263 shares of the Series C Preferred Stock, we have agreed to use our best efforts to have one member of the Board of Directors be chosen by ESL. As a result of such director designation rights, ESL nominated Mr. Daniel S. Dornier to our Board of Directors in July 1998.

(6) Represents shares of common stock issuable upon conversion of a total of 3,000 shares of Series B Preferred Stock, in the following original amounts: Dominion -- 1,000; and Sovereign -- 2,000. The total shares registered hereby was calculated by dividing the $1,000 stated value of each share of Series B Preferred Stock by the estimated minimum conversion price for the Series B Preferred Stock of $1.20, which would have resulted in the issuance of 833.33 shares of Common Stock for each share of Series B Preferred Stock converted, subject to adjustment. As of April 21, 1999, Dominion and Sovereign had converted 250 and 465 shares of Series B Preferred Stock, respectively. Since we previously registered 2,500,000 shares of common stock for issuance upon conversion of the Series B Preferred Stock, and only 1,169,983 shares have been issued and resold to date, an additional 484,538 and 845,479 shares of common stock may be resold pursuant to this prospectus by Dominion and Sovereign, respectively. The Series B Preferred Stock has a floating conversion price calculated by dividing the $1,000 stated value of the shares being converted by an amount equal to 78% of the 5 day average closing bid price of the common stock (the "Average"); provided, however, that (i) if the Average is between $1.60 and $1.25, the conversion price shall be $1.25; (ii) if the Average is between $1.25 and $.75, the conversion price shall be equal to the Average, and (iii) such conversion rate shall not be below $.75. As of April 21, 1999, the 2,285 outstanding shares of Series B Preferred Stock would have been convertible into an aggregate of approximately 1,828,000 shares of common stock. We have registered an additional 136,462 and 425,501 shares of common stock for resale pursuant to the 1999 S-3 by Dominion and Sovereign, respectively. These additional registered shares represent shares of common stock issuable upon conversion of the remaining Series B Preferred Stock shares and the estimated maximum number of shares of common stock which would be issuable as dividends on the Series B Preferred Stock over the period the Series B Preferred Stock remains outstanding. For purposes of the 1999 S-3, we estimated 21,000 and 42,980 shares of common stock payable as dividends to Dominion and Sovereign, respectively. The 5% dividends on the Series B Preferred Stock are payable on the purchase price of the Series B Preferred Stock of $1,000 upon each conversion in cash or in common stock at our option. When paying dividends in common stock, the number of shares of common stock shall be calculated by dividing the amount of the dividend payable by 78% of the average closing bid price over the five day period prior to the conversion date. The estimate assumed an average dividend conversion price of $1.25 over the estimated dividend period. Pursuant to a contractual limitation contained in the Series B Preferred Stock Certificate of Designation, neither Sovereign or Dominion are able to convert into an amount of shares of common stock which would cause them to be deemed the beneficial owner of more than 4.90% of the then outstanding common stock. Therefore, the number of shares of common stock listed as owned prior to the offering would equal 4.90% of the currently outstanding shares of common stock if issued. The number of shares listed as beneficially held after the offering would equal 4.90% of the outstanding shares of common stock after the completion of the offering, unless, in the case of Dominion, they would beneficially own fewer than that number of shares.

                              PLAN OF DISTRIBUTION

     Pursuant to this prospectus, the selling stockholders may sell shares of common stock from time to time in transactions on such exchanges or markets as the common stock may be listed for trading from time to time, in privately-negotiated transactions, in an underwritten offering, or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. As used herein, "selling stockholders" includes pledgees, donees, transferees and other successors in interest to the selling stockholders selling shares received from a selling stockholder after the date of this prospectus. The selling stockholders may effect such transactions by selling the shares of common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

     Other methods by which the shares of common stock may be sold include, without limitation: (i) transactions which involve cross or block trades or any other transaction permitted by the OTCBB or other trading markets, (ii) "at the market" to or through market makers or into an existing market for the common stock, (iii) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
(iv) through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise), (v) through short sales, or (vi) any combination of any such methods of sale. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to such broker dealers of the common stock offered hereby, which common stock such broker-dealers may resell pursuant to this prospectus. The selling stockholders may also make sales pursuant to Rule 144 under the Securities Act of 1933, as amended, if such exemption from registration is otherwise available.

     The selling stockholders and any broker-dealers who act in connection with the sale of shares of common stock hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     Pursuant to certain Registration Rights Agreements with certain of the selling stockholders, we have agreed to indemnify certain of the selling stockholders and each underwriter, if any, against certain liabilities, including certain liabilities under the Securities Act as amended, or will contribute to payments such selling stockholders or underwriters may be required to make in respect of certain losses, claims, damages or liabilities.


                                 LEGAL MATTERS

     The legality of the securities offered hereby will be passed on for us by Porter & Hedges, L.L.P., Houston, Texas.


                                    EXPERTS

     The financial statements of Applied Voice Recognition, Inc. incorporated by reference in Applied Voice Recognition, Inc.'s Annual Report (Form 10-KSB) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Applied Voice Recognition, Inc. incorporated by reference in Applied Voice Recognition, Inc.'s Annual Report (Form 10-KSB) for the year ended December 31, 1996, have been audited by Malone & Bailey, PLLC, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

================================================================================

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE BELOW.

                               -----------------

                               TABLE OF CONTENTS


                                                          Page
                                                          ----

Where You Can Find More Information.....................    2
Risk Factors............................................    3
About Us................................................   12
Use of Proceeds.........................................   12
Selling Stockholders....................................   13
Plan of Distribution....................................   15
Legal Matters...........................................   15
Experts.................................................   15

                               -----------------

================================================================================


================================================================================


                        APPLIED VOICE RECOGNITION, INC.



                               4,810,625 SHARES
                                      OF
                                 COMMON STOCK

                               -----------------

                                  PROSPECTUS

                               -----------------




                               -----------------


                                April 21, 1999

================================================================================